Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Occidental Petroleum Corporation:

We consent to the use of our reports dated February 23, 2015, with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Houston, Texas

June 18, 2015